Exhibit 99.1

Contact:	Tom Brooker/John Patenaude	Rich Coyle
	Nashua Corporation	Citigate Sard Verbinnen
	847-318-1797/603-880-2145	212-687-8080

NASHUA CORPORATION ANNOUNCES FAVORABLE
RULING IN CERION LITIGATION
Nashua, N.H. July 7, 2006 – Nashua Corporation (NASDAQ:NSHA), a manufacturer and marketer of labels and specialty papers today announced that on June 30, 2006 the Appellate Court of Illinois issued an order in the case filed by Phillippe Olczyk, and others, against Cerion Technologies, Inc., Nashua Corporation, and others. In its June 30, 2006 Order, the Appellate Court dismissed the plaintiffs’ appeal of the August 16, 2005 Order of the Circuit Court of Cook County, which had granted defendants’ motion for summary judgment. The Appellate Court found that it lacked appellate jurisdiction. Under Illinois law, the plaintiffs have twenty-one days to seek rehearing from the Appellate Court, or up to thirty-five days in which to petition the Illinois Supreme Court to hear an appeal of the Appellate Court’s ruling.
The suit was initially filed in 1996 against Cerion Technologies, Inc., Nashua Corporation, and other defendants. The original complaint alleged that Cerion Technologies, Inc., a former subsidiary of Nashua Corporation, had issued materially false and misleading statements and omitted the disclosure of certain material facts in connection with its initial public offering (IPO). The defendants denied that they had issued false and misleading statements. Cerion Technologies Inc. ceased operations in November 1998.
Tom Brooker, Nashua’s President and Chief Executive Officer said: “We are pleased with the Appellate Court’s decision. This is a positive step in the resolution of a legacy issue which has absorbed management’s time and attention.”
About Nashua
Nashua Corporation manufactures and markets a wide variety of specialty imaging products and services to industrial and commercial customers to meet various print application needs. The Company’s products include thermal coated papers, pressure-sensitive labels, bond, point of sale, ATM and wide format papers, entertainment tickets, as well as ribbons for use in imaging devices. Additional information about Nashua Corporation can be found at: www.Nashua.com.
Forward-looking Statements
This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. When used in this press release, the words “plan,” “should,” “will,” “expects,” “anticipates” and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those anticipated. Such risks and uncertainties include, but are not limited to, the Company’s future capital needs and resources, fluctuations in customer demand, intensity of competition from other vendors, timing and acceptance of new product introductions, delays or difficulties in programs designed to increase sales and profitability, general economic and industry conditions, the settlement of various tax issues, and other risks set forth in the Company’s filings with the Securities and Exchange Commission, and the information set forth herein should be read in light of such risks. In addition, any forward-looking statements represent the Company’s estimates only as of the date of this press release and should not be relied upon as representing the Company’s estimates as of any subsequent date. While the Company may elect to update forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so, even if its estimates change.